Exhibit 99.2

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-286-6264 (mobile)

Jaren.Madden@infi.com

http://www.infi.com

INFINITY REPORTS UPDATED PHASE 1 DATA SHOWING ENCOURAGING CLINICAL ACTIVITY OF IPI-145 IN B-CELL AND T-CELL LYMPHOMAS AT ASCO ANNUAL MEETING AND ANNOUNCES INITIATION OF PHASE 2 CLINICAL STUDY IN INDOLENT NON-HODGKIN LYMPHOMA

– Early Data Show that IPI-145 Is Well Tolerated and Has Activity in a Broad Range of B-Cell and T-Cell Lymphomas, with a 68 Percent Response Rate in Indolent Non-Hodgkin Lymphoma –

– Rapid Onset of Clinical Activity Observed, with a Median Time to Response of 1.8 Months –

Chicago, Ill. – June 3, 2013 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced updated Phase 1 data from an ongoing study of IPI-145, its potent, oral inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma in patients with relapsed/refractory lymphoma, a group of potentially fatal hematologic malignancies, or blood cancers. Data from the study showed that IPI-145 was well tolerated and clinically active in patients with B-cell or T-cell lymphomas, including indolent non-Hodgkin lymphoma (iNHL), T-cell lymphoma, mantle cell lymphoma (MCL) and Hodgkin lymphoma (HL). These findings were presented today at the 2013 American Society of Clinical Oncology (ASCO) Annual Meeting.

“I’m encouraged by the early data seen in this Phase 1 study of IPI-145. So far, IPI-145 appears to be well tolerated, with responses seen across a broad range of B-cell and T-cell lymphomas,” commented Steven Horwitz, M.D., assistant attending physician, department of medicine, Memorial Sloan-Kettering Cancer Center, and an investigator for this trial. “Many hematologic malignancies are difficult to treat and new agents are clearly needed. Targeted therapies, including IPI-145, have the potential not only to add therapeutic options for our patients but also to reduce or delay the need for chemotherapy, possibly changing the way many of these malignancies are treated.”

Infinity today also announced that its first Phase 2 study of IPI-145 in hematologic malignancies, which is enabled by data from the Phase 1 trial, is open for enrollment. This Phase 2, open-label, single-arm study is designed to evaluate the safety and efficacy of IPI-145 dosed at 25 mg twice daily (BID) in approximately 120 patients with refractory iNHL. In the Phase 1 study, among the 19 patients with iNHL evaluable for activity, 13 patients (68 percent) responded, with three complete responses and 10 partial responses. The majority of patients who responded were treated at doses ≤ 25 mg BID.

“Infinity is pleased to begin its first Phase 2 study of IPI-145 in patients with indolent non-Hodgkin lymphoma, which is supported by the early, encouraging, data from our ongoing Phase 1 study reported today at ASCO,” stated Julian Adams, Ph.D., president of research and development at Infinity. “Infinity believes IPI-145 has the potential to be the best-in-class PI3K inhibitor for the treatment of blood cancers, and we are rapidly advancing IPI-145 in the clinic with a goal of addressing significant medical needs.”

IPI-145 Data Presented at ASCO in Patients with Lymphoma

The presentation, “Preliminary safety and efficacy of IPI-145, a potent inhibitor of phosphoinositide -3-kinase-d,g, in patients with relapsed/refractory lymphoma” (Abstract #8518), includes 117 patients in the total safety population, of which 68 patients with lymphoma were evaluable for safety and 47 were evaluable for clinical activity.1 All patients enrolled in the study had advanced disease and had progressed during or were refractory to, intolerant of, or ineligible for established therapy. Lymphoma patients enrolled in the study had a median of four prior systemic therapies (range: one to 13), and 46 (68 percent of) patients had at least three prior systemic therapies.

Safety and Pharmacokinetics

Data presented today showed that IPI-145 was well tolerated, with a safety profile consistent with co-morbidities seen in patients with advanced hematologic malignancies. There have been no dose-related trends in adverse events at the doses evaluated, from 8 mg BID to 75 mg BID, in the total safety population or in patients with lymphoma. Among the 68 lymphoma patients enrolled in this study, the most frequent adverse event was elevation in transaminases (ALT/AST), which occurred in 21 patients (31 percent overall; 18 percent Grade 3 and one percent Grade 4). The majority of transaminase elevations were primarily managed by dose interruptions and dose reductions. Two (three percent of) patients discontinued treatment due to ALT/AST elevations. Fifty-three percent of lymphoma patients remain on study.

Data also showed that IPI-145 is rapidly absorbed and demonstrates a linear pharmacokinetic (PK) profile through 75 mg BID, with complete inhibition of PI3K-delta and at least 50 percent inhibition of PI3K-gamma at doses ≥ 25 mg BID.

Clinical Activity

IPI-145 showed clinical activity across a broad range of patients with lymphomas, with responses observed in patients with iNHL, T-cell lymphoma, MCL and HL. The onset of activity was rapid, with a median time to response of under two months (range: 1.7 – 1.9). Clinical responses in patients with lymphoma were as follows:

Diagnosis	Patients (n)		Best Observed Response (n)				Median Time to Response in Months (Range)
	Treated	Evaluable	Complete Response	Partial Response	Stable Disease	Progressive Disease
iNHL	26	19	3	10	4	2	1.8 (1.7 – 4.1)
T-cell lymphoma	17	9	1	2	2	4	1.9 (1.7 – 2.7)
MCL	9	6	1	3	1	1	1.8 (1.6 – 1.9)
HL	3	3	1	0	1	1	1.7 (NA)
aNHL*	13	10	0	0	4	6	(NA)

NA (not applicable)

*	aNHL (aggressive non-Hodgkin lymphoma)

These data were presented in McCormick Place, E354a, in Chicago, Illinois, and may also be found in the Publications Archive on Infinity’s website http://www.infi.com/product-candidates-publications.asp.

Phase 2 Trial in iNHL

A Phase 2 study of IPI-145 in iNHL is now open for enrollment. This Phase 2, multi-center, open-label, single-arm study is designed to evaluate the safety and efficacy of IPI-145 dosed at 25 mg BID in approximately 120 patients with iNHL (follicular lymphoma, marginal zone lymphoma, small lymphocytic lymphoma) whose disease is refractory to combined rituximab and chemotherapy or radioimmunotherapy. The primary endpoint of the study is response rate according to the international working group criteria.2

About the Phase 1 Trial of IPI-145 in Advanced Hematologic Malignancies

The Phase 1, open-label, dose-escalation trial of IPI-145 is designed to evaluate the safety, PK and clinical activity of IPI-145 administered orally BID in patients with advanced hematologic malignancies. The dose-escalation portion of the study is complete, with the maximum tolerated dose defined at 75 mg BID. Infinity is continuing to evaluate IPI-145 in the following seven expansion cohorts:

25 mg BID expansion cohorts

1.	Relapsed/refractory CLL, iNHL and MCL

2.	Treatment-naïve CLL in high-risk patients (over age 65 or having a 17p deletion or p53 mutations)

75 mg BID expansion cohorts

1.	Relapsed/refractory CLL, iNHL and MCL

2.	T-cell lymphomas

3.	Aggressive B-cell lymphomas

4.	Myeloid neoplasms

5.	Acute lymphoblastic leukemia

About Infinity’s PI3K Program in Blood Cancers

Infinity is developing IPI-145, a potent, oral inhibitor of Class I phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma. The PI3Ks are a family of enzymes involved in multiple cellular functions, including cell proliferation and survival, cell differentiation, cell migration and immunity.3 The PI3K-delta and PI3K-gamma isoforms are preferentially expressed in leukocytes (white blood cells), where they have distinct and mostly non-overlapping roles in immune cell development and function. Targeting PI3K-delta and PI3K-gamma may provide multiple opportunities to develop differentiated therapies for the treatment of hematologic malignancies and inflammatory diseases.

IPI-145, Infinity’s lead product candidate, is currently progressing in a Phase 2 study in patients with indolent non-Hodgkin lymphoma (iNHL) and in a Phase 1 study in patients with advanced hematologic malignancies. An investigator-sponsored Phase 1b, open-label, dose-escalation study of IPI-145 in patients with B-cell NHL, CLL and T-cell lymphoma in combination with rituximab (a monoclonal antibody therapy), bendamustine (a chemotherapy) or both rituximab and bendamustine is also open for enrollment.

Additionally, Infinity is conducting preclinical studies of IPI-443, its second oral PI3K-delta and PI3K-gamma inhibitor. IPI-443 has a distinct biochemical profile from IPI-145 and also has the potential to treat hematologic malignancies and inflammatory diseases.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs focused on the inhibition of phosphoinositide-3-kinase and heat shock protein 90 are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the Company’s expectations about: progress in clinical trials of its PI3K program; its ability to execute on its strategic plans; and the therapeutic potential of PI3K inhibition, IPI-145 and IPI-443. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 7, 2013, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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[1]	Data reported as of the April 29, 2013, data cutoff.
[2]	Cheson et al (2007) Revised response criteria for malignant lymphoma. J. Clin Oncol 25:579-586.
[3]

Weinberg RA (2007) Cytoplasmic signaling circuitry programs many of the traits of cancer. In Jeffcock E, Zayatz E, and Mickey RK (Eds.) The biology of cancer (pp. 179-183). New York, NY: Garland Science, Taylor & Francis Group.